EXHIBIT 99.1

Cortland Bancorp Named to 2015 OTCQX Best 50

CORTLAND, Ohio, May 13, 2015 (GLOBE NEWSWIRE) -- Cortland Bancorp (OTCQX:CLDB), the holding company for Cortland Savings and Banking Company, today announced it has been named to the 2015 OTCQX® Best 50, a ranking of 50 top performing companies traded on the OTCQX Best Marketplace last year.

The OTCQX Best 50 is the first ever annual ranking of strong performing U.S. and international companies traded on the OTCQX marketplace. The ranking is calculated based on an equal weighting of one-year share price performance and average daily dollar volume growth in the previous calendar year. All companies in the 2015 OTCQX Best 50 were traded on OTCQX on December 31, 2014.

"We are honored to be named one of the top ranking banks in the 2015 OTCQX Best 50," said James M. Gasior, President and Chief Executive Officer. "We strive to create shareholder value and we thank the OTCQX for recognizing our efforts."

For the complete 2015 OTCQX Best 50 ranking, visit http://www.otcmarkets.com/content/doc/2015-OTCQX-Best-50.pdf.

The OTCQX Best Marketplace offers the best informed and most efficient trading for established, investor-focused U.S. and international companies. To qualify for OTCQX, companies must meet high financial standards, demonstrate compliance with U.S. securities laws, be current in their disclosure and be sponsored by a professional third-party advisor. OTCQX companies are distinguished by the excellence of their operations and diligence with which they convey their qualifications.

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company's bank subsidiary, The Cortland Savings and Banking Company conducts business through twelve full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, and Ashtabula in Northeastern Ohio and two mortgage loan production offices, in Canfield and Fairlawn, Ohio. A thirteenth banking office is currently under construction in Mahoning County with an expected fourth quarter 2015 grand opening. For additional information about Cortland Banks visit http://www.cortland-banks.com.

CONTACT: James M. Gasior, President & CEO
         (330) 282-4111